EXHIBIT 99.1

                            FORM OF ESCROW AGREEMENT

      This Escrow Agreement is entered into as of [effective date of Registration Statement], by and between J. P. Morgan Chase Bank (the "Escrow Agent"), American Stock Transfer & Trust Company (the "Transfer Agent"), Civilian Capital, Inc. (the "Underwriter") and Billy Dead, Inc. (the "Company"), for the benefit of investors in the Company's initial public offering of securities (the "Investors"). The Company, the Underwriter and the Investors are herein referred to as the "Interested Parties".

      WHEREAS, the Company intends to complete an initial public offering of 900,000 shares of Series A Preferred Stock (the "Shares") at a price of $8.75 per share (the "Offering");

      WHEREAS, Underwriter intends to conduct the Offering on a best efforts "all or none" basis; and

      WHEREAS, the Escrow Agent is willing to serve as escrow agent for proceeds raised in the Offering subject to the terms and conditions of this Escrow Agreement.

      NOW THEREFORE, IN CONSIDERATION OF THE PROMISES AND THE MUTUAL COVENANTS CONTAINED HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE ACKNOWLEDGED BY EACH OF THE PARTIES, THE PARTIES AGREE AS FOLLOWS:

      SECTION 1. APPOINTMENT OF ESCROW AGENT. The Escrow Agent is hereby constituted and appointed the escrow agent hereunder.

      SECTION 2. ESTABLISHMENT OF ESCROW ACCOUNT. The Company hereby represents and warrants to the Escrow Agent and to the Transfer Agent that the Securities and Exchange Commission has declared effective the Company's Registration Statement on Form SB-2 with respect to the Offering (the "Offering Commencement Date"). The Underwriter agrees to deposit all subscriptions received by it from the Investors ("Offering Proceeds") into an interest bearing account (the "Escrow Account") to be established by the Escrow Agent for the benefit of the Investors (the "Escrow Account").

      SECTION 3. RELEASE OF ESCROW FUNDS; INFORMATION RIGHTS.

      (a) At such time as the Escrow Agent has received Offering Proceeds representing all of the Shares being sold in the Offering (an aggregate of $7,875,000), then the Escrow Agent shall promptly notify the Company, the Underwriter and the Transfer Agent, and, at the written election of the Company (signed by its Chief Executive Officer), the Escrow Agent will release such Offering Proceeds, together with all interest accrued thereon, subject to deduction for expenses (including any fees charged by the Escrow Agent) promptly to the Company. The written instruction from the Company shall be accompanied by a written opinion of counsel to the Company and by a written confirmation from the Underwriter that all conditions to the release of the Offering Proceeds have been satisfied.

      (b) If the Escrow Agent has not received Offering Proceeds representing all of the Shares being sold in the Offering by close of business on the 90th day after the Offering Commencement Date (the "Expiration Date"), which Expiration Date may be extended for an additional 90 days if so elected in writing by the Company and the Underwriter, with a copy of such election to extend the Expiration Date to be delivered by the Company to the Escrow Agent and the Transfer Agent, then the Escrow Agent, through the Transfer Agent as its agent, will release and return the proceeds directly to the Investors, together with all interest accrued thereon, subject only to deduction for expenses (including any fees charged by the Escrow Agent), provided such expenses and fees do not exceed the amount of accrued interest, in which case the excess of such fees and expenses shall be payable by the Company.


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      SECTION 4. OBLIGATIONS OF THE ESCROW AGENT.

      (a) Each Interested Party acknowledges that the Escrow Agent: (i) SHALL BE OBLIGATED ONLY FOR THE PERFORMANCE OF SUCH DUTIES AS ARE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ESCROW AGREEMENT ON ITS PART TO BE PERFORMED, EACH OF WHICH IS MINISTERIAL (AND SHALL NOT BE CONSTRUED TO BE FIDUCIARY) IN NATURE, AND NO IMPLIED DUTIES OR OBLIGATIONS OF ANY KIND SHALL BE READ INTO THIS ESCROW AGREEMENT AGAINST OR ON THE PART OF THE ESCROW AGENT; (ii) shall not be obligated to take any legal or other action hereunder that might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for making inquiry as to or determining the genuineness, accuracy or validity thereof, or of the authority of the person signing or presenting the same; (iv) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel; and (v) may engage accountants or other professionals if the Escrow Agent deems the services of such professionals necessary in the discharge of the Escrow Agent's duties hereunder. Documents and written materials referred to in this paragraph include, without limitation, e-mail and other electronic transmissions capable of being printed, whether or not they are in fact printed; and any such e-mail or other electronic transmission may be deemed and treated by the Escrow Agent as having been signed or presented by a person if it bears, as sender, the person's e-mail address; and (vi) is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Account, the Offering Proceeds or this Agreement, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any Offering Proceeds then held in the Escrow Account are at any time attached, garnished, or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then in any such events the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it, and if the Escrow Agent complies with any such order, writ, judgment, or decree, it shall not be liable to depositor, or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

      (b) The Escrow Agent shall not be liable to the other parties hereto for any of its own acts or omissions of any kind, except for its own gross negligence. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

      (c) Notwithstanding any term in this Escrow Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Offering Proceeds (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two business days after it has received the applicable documents required under this Escrow Agreement.

      (d) The Company agrees to compensate the Escrow Agent in accordance with the fee schedule attached as EXHIBIT A to this Agreement, and to reimburse the Escrow Agent and the Transfer Agent on


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demand for all costs and expenses incurred in connection with the administration of this Escrow Agreement or the escrow created hereby or the performance or observance of its duties hereunder.

      (e) The Company and the Underwriter shall jointly and severally indemnify and hold harmless the Escrow Agent, its agents and employees against any cost or expenses (including attorneys' fees and fees and costs associated with any complaint in interpleader), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to this Escrow Agreement or the administration of its duties hereunder (collectively, the "Damages"), except to the extent such Damages are caused by the Escrow Agent's gross negligence, bad faith or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Escrow Agreement.

      (f) The Escrow Agent shall not have any ownership interest in the Offering Proceeds deposited hereunder.

      (g) The Escrow Agent may resign and be discharged from its obligations hereunder by mailing written notice to the Company and the Underwriter of such resignation specifying a date when such resignation shall take effect; PROVIDED, HOWEVER, that no such resignation shall take effect until a successor escrow agent, which shall be a bank, shall have been appointed and qualified and shall have executed an escrow agreement substantially in the form hereof.

      (h) In the event the Escrow Agent is notified of any dispute, disagreement or legal action between the parties hereto (other than the Escrow Agreement), or any third parties, relating to or arising in connection with the Escrow Account or the performance of the Escrow Agent's duties under this Agreement, the Escrow Agent shall be authorized and entitled to suspend further performance hereunder and to retain and hold the Offering Proceeds then in the Escrow Account. The Escrow Agent may take no further action with respect thereto until the matter has been fully resolved, as evidenced by written notification signed by the parties and any other parties to such dispute, disagreement or legal action.

      (i) With regard to any litigation among the parties hereto, or if the Escrow Agent reasonably believes, in its sole discretion that it may become involved in litigation, Agent is authorized to deposit the Offering Proceeds then held in the Escrow Account with the Clerk of Supreme Court, New York County, New York, New York("Court") and interplead the parties to this Agreement. Upon so depositing the Offering Proceeds and filing its complaint in interpleader, the Escrow Agent shall be completely discharged and released from all further liability or responsibility under the terms hereof. If the Escrow Agent deposits said Offering Proceeds as provided in this paragraph, the parties hereto, for themselves, their heirs, successors and assigns, do hereby submit themselves to the jurisdiction of the Court and do hereby appoint the Clerk of the Court as their agent of service of all proceeds in connection with the proceeding mentioned in this paragraph.

SECTION 5. MISCELLANEOUS.

      (a) This Escrow Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

      (b) This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (c) The section headings contained in this Escrow Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Escrow Agreement.


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      (d) Any notice or other communication hereunder shall be in writing and shall be deemed duly given two business days after it is sent by (i) registered or certified mail, return receipt requested, postage prepaid, or (ii) a nationally recognized overnight courier to the applicable address set forth below (unless later updated) to the last known address of such party.

      (e) This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY MATTER WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT.

      (f) No amendment of any provision of this Escrow Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto. No waiver by any party of any default or misrepresentation hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or misrepresentation hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (g) Any term or provision of this Escrow Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (h) The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

      (i) This Escrow Agreement shall terminate on the date on which the Offering Proceeds have been distributed (or refunded) in their entirety in accordance with the terms hereof.

                            [SIGNATURE PAGE FOLLOWS.]


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      IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be effective as of the date hereof.

      BILLY DEAD, INC.

      By:______________________________
            Charles F. Ryan III
            Chief Executive Officer


      CIVILIAN CAPITAL, INC.

      By:______________________________
            Peter McDonnell
            Chief Executive Officer


      J. P. MORGAN CHASE BANK, INC., as ESCROW AGENT

      By:______________________________
            Name:
            Authorized Officer


      AMERICAN STOCK TRANSFER & TRUST COMPANY

      By: ______________________________
            Name:
            Authorized Officer


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                                                                       EXHIBIT A

                                Escrow Agent Fees


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